SCHEDULE 14A
                     Information Required In Proxy Statement
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. _____)

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                              Shuffle Master, Inc.
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


                              SHUFFLE MASTER, INC.

                                                                  March 17, 2000


TO:  THE SHAREHOLDERS OF SHUFFLE MASTER, INC.

            You are cordially invited to the Annual Meeting of Shareholders of Shuffle Master, Inc. to be held on Friday, April 14, 2000, at Shuffle Master Gaming, 1106 Palms Airport Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Daylight Time. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to complete and sign the accompanying Proxy and return it in the enclosed envelope. Also attached for your review are the formal Notice of Annual Meeting and Proxy Statement.

            On behalf of your Board of Directors and employees, thank you for your continued support of Shuffle Master, Inc.

                                        Very truly yours,

                                        /s/ Joseph J. Lahti

                                        Joseph J. Lahti
                                        CHAIRMAN OF THE BOARD

                              SHUFFLE MASTER, INC.
                            1106 Palms Airport Drive
                             Las Vegas Nevada 89119

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 14, 2000

To the Shareholders of Shuffle Master, Inc.:

      The Annual Meeting of Shareholders ("Annual Meeting") of Shuffle Master, Inc. ("Shuffle Master" or the "Company") will be held on Friday, April 14, 2000, at Shuffle Master Gaming, 1106 Palms Airport Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

      1. To elect four directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.
      2. To consider a shareholder proposal expected to be presented by Herman Jacobs.
      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 1, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

                                        By Order of the Board of Directors,

                                        /s/ Gary W. Griffin

                                        Gary W. Griffin
                                        SECRETARY

March 17, 2000
Las Vegas, Nevada

                              SHUFFLE MASTER, INC.
                            1106 PALMS AIRPORT DRIVE
                             LAS VEGAS, NEVADA 89119

                          -----------------------------

                                 PROXY STATEMENT
                          -----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 14, 2000

            This Proxy Statement is furnished to holders of shares of Common Stock of Shuffle Master, Inc., as of March 1, 2000, in connection with the Board of Directors' solicitation of the enclosed Proxy for the Annual Meeting of Shareholders. A shareholder giving a Proxy may revoke it at any time prior to the Annual Meeting by filing written notice of the termination of the appointment with an officer of the Company, by attending the Annual Meeting and voting in person, or by filing a new written appointment of a Proxy with an officer of the Company. The revocation of a Proxy will not affect any vote taken prior to such revocation. This Proxy Statement was first mailed to shareholders on or about March 17, 2000.

            All properly executed proxies received at or prior to the meeting will be voted at the meeting. If a shareholder directs how a Proxy is to be voted with respect to the business coming before the meeting, the Proxy will be voted in accordance with the shareholder's direction. If a shareholder does not direct how a Proxy is to be voted, it will be voted IN FAVOR OF election of the nominees listed as directors in this Proxy Statement and AGAINST the shareholder proposal expected to be made at the Annual Meeting and described in this Proxy Statement.

            At the close of business on March 1, 2000, the record date for the Annual Meeting, there were 7,140,393 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly coming before the meeting. Cumulative voting for the directors is not permitted.

            The cost of making this solicitation, including preparation and mailing of the Notice of Annual Meeting, Proxy and Proxy Statement, and the costs incurred by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to shareholders will be paid by the Company. In certain instances, officers of the Company may make special solicitations of proxies either in person or by telephone. The Company will pay expenses incurred in connection with these solicitations.

                              ELECTION OF DIRECTORS

            The Bylaws of the Company provide that the shareholders may decrease the number of directors; provided, however, that the number may be increased by resolution of the Board of Directors. The number of directors was set at four at the Annual Meeting of Shareholders held on March 17, 1999, and has not changed since such date. No action will be taken at the Annual Meeting regarding the number of directors.

            Directors are elected to serve a one-year term, and will serve until the next Annual Meeting of Shareholders, or until their successors have been duly elected and qualified. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect directors. Abstentions are treated as present and entitled to vote and broker non-votes are treated as not present and not entitled to vote. The Board of Directors recommends a vote FOR electing the nominees for directors as set forth below.

            All nominees have consented to serve if elected. If any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, age, business experience and offices held by each nominee for director are as follows:

Name                Age   Company Position                        Director Since
----                ---   ----------------                        --------------
Joseph J. Lahti      39   Chairman of the Board, President and        1993
                           Chief Executive Officer
Mark L. Yoseloff     53   Executive Vice President and Director       1997
Patrick R. Cruzen    52   Director                                    1997
Thomas A. Sutton     62   Director                                    1994

            JOSEPH J. LAHTI has served as Executive Vice President since December 1993, President since October 1995, Chief Executive Officer since June 1996 and Chairman of the Board since October 1997. From 1989 through December 1993, Mr. Lahti was President of McQuillan Lahti Wilcox, Inc., a financial management firm. Mr. Lahti also holds the position of President of J.L. Holdings, Inc., a real estate acquisition, asset management and financial consulting company.

            DR. MARK L. YOSELOFF has been Executive Vice President of the Company since August 1997 and was appointed to the Company's Board of Directors in November 1997. From August 1996 to July 1997, Dr. Yoseloff served as consultant to the Company. From May 1996 through the present, Dr. Yoseloff has held the position of President of Well Suited, LLC. Dr. Yoseloff also holds the position of President of Visual Communications Consultants, Inc. (d/b/a/ Advanced Gaming Concepts), a company he founded in August 1993. Dr. Yoseloff held the positions of President of Recognition, Inc. and Vice President of Clear Images, Inc. from March 1987 to August 1993.

            PATRICK R. CRUZEN was appointed to the Company's Board of Directors in August 1997. Mr. Cruzen has been the Chief Executive Officer of Cruzen & Associates, a consulting and executive search firm for the gaming industry, since September 1996. From June 1994 to September 1996, Mr. Cruzen was President of Grand Casinos, Inc. Mr. Cruzen held the position of Senior Vice President at the MGM Grand Hotel in Las Vegas from September 1990 to May 1994.

            THOMAS A. SUTTON was employed by Borden, Inc. from 1972 to 1992, most recently serving as Vice President Planning-Pasta Group. Since 1992, Mr. Sutton has managed his personal investments.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            During the fiscal year ended October 31, 1999, the Board of Directors held meetings on five occasions. All Board members attended at least 75% of the meetings.

            Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Option Committee.

            The Audit Committee includes Messrs. Cruzen and Sutton and is responsible for recommending the appointment of the independent auditors for the Company, reviewing the scope of the audit, examining the auditor's reports, making appropriate recommendations to the Board of Directors as a result of such review and examination, and making inquiries into the effectiveness of the financial and accounting functions and internal controls of the Company. The Audit Committee met three times in fiscal 1999.

            The Compensation Committee includes Messrs. Cruzen and Sutton and is responsible for recommending to the Board of Directors the compensation of the executive officers of the Company. The Compensation Committee met three times in fiscal 1999.

            The Option Committee includes Messrs. Cruzen and Sutton and is responsible for recommending individual stock option grants to the Board of Directors. The Option Committee met three times in fiscal 1999.

                               EXECUTIVE OFFICERS

            In addition to Joseph J. Lahti and Mark L. Yoseloff, whose biographies were listed previously, Gary W. Griffin serves as an executive officer of the Company.

            GARY W. GRIFFIN has been the Vice President of Finance for the Company since June 1997, Chief Financial Officer since November 1997 and Secretary since February 1998. Mr. Griffin joined the Company in April 1996 as Vice President of Financial Relations and Corporate Development. From January 1995 to March 1996, Mr. Griffin was self-employed as a consultant. From August 1988 through December 1994, Mr. Griffin was employed by Ecolab Inc., first as Director of Corporate Development and later as Controller of the Textile Care Division.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons holding ten percent of the Company's Common Stock to file reports regarding their ownership, acquisitions and dispositions of the Company's Common Stock with the Securities and Exchange Commission. All executive officers and directors filed reports as required during the year ended October 31, 1999.

                              SHAREHOLDER PROPOSAL

INTRODUCTION

            SET FORTH BELOW IS A SHAREHOLDER PROPOSAL EXPECTED TO BE PRESENTED BY SHAREHOLDER HERMAN JACOBS. THIS PROPOSAL IS INCLUDED IN THE PROXY STATEMENT IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND IS NOT ENDORSED BY THE BOARD OF DIRECTORS. THIS PROPOSAL AND THE STATEMENT OF HERMAN JACOBS IN SUPPORT OF THE PROPOSAL ARE QUOTED BELOW. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE CONTENT OF THESE MATERIALS. THE NUMBER OF SHARES WHICH HE HOLDS WILL BE PROMPTLY FURNISHED BY THE COMPANY TO ANY SHAREHOLDER WHO REQUESTS SUCH INFORMATION BY MAIL OR TELEPHONE. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST APPROVAL OF THIS PROPOSAL.

PROPOSAL

            It is recommended by Mr. Jacobs that the shareholders APPROVE a proposal to request that the Board of Directors institute annual net income after-tax targets in order for current senior executives to be awarded authorized stock options under the 1993 Stock Option Plan.



                                                          Number of Shares to be awarded
                                                          ------------------------------
  Fiscal Year          Net Income After-Tax Target          by Board in total to all
  -----------          ---------------------------          ------------------------
   Ending          (only reflecting recurring earnings)     current senior executives
   ------          ------------------------------------     -------------------------
October 31, 2000                $7,000,000                           70,000
October 31, 2001                $8,000,000                           80,000

STATEMENT IN SUPPORT OF PROPOSAL

            In November 1993, the Company adopted the 1993 Stock Option Plan in order to "align executive officers long-term interests with those of shareholders by creating a direct incentive for executive officers to increase shareholder value." Since that time, the following events have occurred:

1. At the March 1994 Annual Meeting of Shareholders, the shareholders approved the 1993 Stock Option Plan and authorized 525,000 shares for issuance to executive officers and employees.

2. Between the 1994 Annual Meeting and the 1996 Annual Meeting, the price of the stock appreciated from $7 1/4 on or about March 4, 1994, to $9 7/8 on or about March 8, 1996. At the March 1996 Annual Meeting, the shareholders approved an amendment to the Stock Option Plan to authorize an additional 200,000 shares for issuance to executive officers and employees.

3. Although the stock price of Shuffle Master has been virtually dormant while the stock market has been booming, the Board of Directors recommended in both March 1998 and March 1999 that the shareholders approve amendments to the Stock Option Plan to authorize an additional 235,000 and 250,000 shares, respectively, for distribution to executive officers and employees. Both amendments were approved.

            Since March 1994, stock option grants representing 1,210,000 shares of common stock, constituting over 16% of the total number of outstanding shares as of November 30, 1999, have been authorized to be granted and have substantially all been granted to executive officers and employees.

            This latest authorizing and granting of stock options was unwarranted given the poor financial performance of the Company and the stock price. In particular, fiscal year 1998 saw net income drop by more than 30%, from $5,122,000 to $3,343,000, and earnings per share dropped from $0.47 to $0.34, even with a decrease in the amount of shares outstanding. In fact, Shuffle Master executives were not even awarded a bonus in fiscal year 1998 as the Company did not meet its financial objectives.

            As an experienced businessman, I believe in and understand the value of stock options and approve of awarding stock options as a way to incentivize employees to work harder and more efficiently to improve the overall productivity and bottom line of the Company. However, the awarding of stock options should be directly tied to the earnings performance of the Company.

            It is recommended that the earnings targets set forth above be directly tied to the number of stock options that can be granted and issued to all current senior executives at the Company.

THE COMPANY'S RESPONSE

            The Board of Directors recommends that Mr. Jacobs' proposal be rejected.

            The Board believes that the Company's executive compensation programs are well within normal practices and ranges for comparable companies within our industry, and believes that these programs provide an appropriate balance of long and short-term incentives.

            Further, in its review of Mr. Jacobs' proposal, the Board has concluded that the proposal makes assumptions and draws conclusions that do not fairly or completely describe the performance of the Company or recognize the fairness of its well constructed executive compensation plans. The Board also believes that the proposal recommends a plan that cannot be practically implemented.

            The Board's recommendation to vote AGAINST Mr. Jacobs' proposal is based on the following:

1. MR. JACOBS' PROPOSAL REQUIRES THAT STOCK OPTION GRANTS BE BASED ON SHORT-TERM FINANCIAL PERFORMANCE, RATHER THAN BE GRANTED AS INCENTIVES TO ENCOURAGE LONG-TERM FINANCIAL PERFORMANCE AND EXECUTIVE RETENTION. THE COMPANY UTILIZES THE LATTER APPROACH.

            The Board believes that cash bonuses based on challenging objectives serve best as the primary motivator for "improving overall productivity and bottom line profitability," while stock options serve best to reward executives for making correct long-term decisions, thus aligning the executive's interest with the shareholders' interest.

            The Board believes that Mr. Jacobs' proposal confuses the elements of the Company's executive compensation program and puts them at cross-purposes. The proposal would require the achievement of short-term goals as the criteria for awarding long-term compensation. Using Mr. Jacobs' proposal as a model, stock options would only be granted as the result of successful short-term decision-making. No consideration would be given to long-term objectives until after the short-term results had been achieved. By linking consecutive annual awards to short-term performance, the proposal would significantly skew decision making to a short-term orientation.

            In the "Report of Compensation Committee on Executive Compensation," found on page 10 of this Proxy Statement, the Compensation Committee details its philosophy and the primary elements of the Company's executive compensation program.

2. THE PROPOSAL DOES NOT CONSIDER THE CHRONOLOGY OF THE GRANTING OF OPTIONS UNDER THE PLAN, AND MISCHARACTERIZES THE GRANTING OF OPTIONS AS "UNWARRANTED" AND THE COMPANY'S FINANCIAL PERFORMANCE AS "POOR".

            Fact #1:  Quoted directly, the proposal states that:

            "Since March 1994, stock option grants representing 1,210,000 shares of common stock, constituting over 16% of the total number of outstanding shares as of November 30, 1999, have been authorized to be granted and have substantially all been granted to executive officers and employees."

            Mr. Jacobs' analysis represents that the stock option grants through November 30, 1999 represent over 16% of the outstanding shares. This percentage, while accurate today, is misleading since it measures the combined effect of two unrelated actions - that of granting stock options and that of repurchasing approximately 34% of the Company's outstanding shares (through November 30, 1999). With respect to option grants, the cumulative percentage granted under the Plan through November 30, 1999 totaled 10.3%, measured by summing the percents granted at the approximate time of each grant. While the number of stock options outstanding as a percentage of total shares (commonly referred to as "overhang") has increased over time, such increase has been primarily as a result of the Company's open-market repurchase of 4,226,000 shares of stock for $34,237,000 through the first quarter of fiscal 2000. Calculated either way (based upon the number of shares outstanding at the time of grant, or today) the total overhang is within the norms of other companies.

            Further, Mr. Jacobs' focus on the overhang percent does not recognize two important benefits of the Company's stock option grants. First, all stock options were granted with an exercise price equal to or greater than the market price of the Company's common stock. The average exercise price of options awarded since March 1994 is approximately $8.85 per share, and recipients only benefit from an increase in the market price of the Company's stock over the grant price. Second, stock options, when exercised, result in capital inflows to the Company. For example, if all 1,210,000 of the options under the Plan were granted and exercised at $8.85 per share, the Company would receive over $10.7 million of new capital.

            Fact #2: The proposal states that the latest authorization and granting of stock options is unwarranted given the stock price and poor financial performance of the Company, with particular reference to fiscal 1998.

            When the Company's shareholders received the Proxy Statement asking them to approve the increase in the number of shares authorized under the Plan, they simultaneously received the Company's Annual Report, which clearly showed the Company's 1998 financial performance of which Mr. Jacobs complains. The shareholder approval, at last year's Annual Meeting of Shareholders, was by more than 90% of the shares voting.

            The Company's recent profitability, as measured by operating margins and the Company's return on equity, adjusted for singular, strategy based expenses, has been among the best in the gaming supply industry. The Company's financial performance has recently been strong enough for it to earn recognition by Forbes magazine as one of the 200 best-managed small public companies in America.

            The Company's stock has languished in recent years despite solid financial performance. This incongruity reflects the divergence in market valuation between large capitalization stocks, particularly in the technology sector, and small and micro-capitalization stocks. While the Board wishes the Company could affect such broad shifts in market valuations, it cannot.

3.          THE PROPOSAL AS WRITTEN IS DIFFICULT TO IMPLEMENT.

            Mr. Jacobs' proposal language contains practical limitations that make it difficult to be implemented. Mr. Jacobs fails to define basic elements of the proposal to indicate who would be covered and when. Specifically, the phrase "current senior executives" is undefined.

            Finally, the recurring net income targets and stock option award levels have been arbitrarily selected by one individual who is unfamiliar with Company operations or strategy. Such arbitrary determinations are de-motivational for executive management and negate the extensive compensation analysis performed by the Compensation Committee of the Board.

            THE BOARD RECOMMENDS A VOTE AGAINST MR. JACOBS' PROPOSAL.

                             EXECUTIVE COMPENSATION

            The following table sets forth the compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years ended October 31, 1999, 1998 and 1997, for the Chief Executive Officer and two other executive officers serving at October 31, 1999, whose compensation earned in fiscal 1999 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                            Annual Compensation     Compensation
                                  Fiscal    --------------------    ------------      All Other
Name and Principal Position        Year     Salary       Bonus        Options       Compensation
-----------------------------    -------    -------     --------    ------------    -------------
                                              ($)         ($)         (#)               ($)
Joseph J. Lahti                  1999       236,250      113,000        --              4,000
     Chairman of the Board,      1998       236,250          --      75,000               --
     President and               1997       231,000       91,000     41,904               --
     Chief Executive Officer

Gary W. Griffin                  1999       149,000       71,000     25,000 (2)         3,000
     Chief Financial Officer,    1998       130,000          --      45,000               --
     Vice President of           1997       115,000       45,000     30,000               --
     Finance and Secretary

Mark L. Yoseloff (1)             1999       110,000       75,000     20,000 (2)         1,000
     Executive Vice President    1998       100,000          --      45,000               --
                                 1997        23,000       20,000     40,000               --


--------------------
(1) Dr. Yoseloff began employment with the Company as an executive officer during fiscal 1997.
(2) Annual option grants are typically made prior to the end of each fiscal year; however, in 1999 the options shown were granted on November 4, 1999, just after the close of fiscal 1999.

           OPTION GRANTS DURING THE FISCAL YEAR ENDED OCTOBER 31, 1999

            The following table sets forth information with respect to each option granted to the executive officers named in the Summary Compensation Table during the fiscal year ended October 31, 1999:

                                                                                 Potential Realizable Value at
                                                                                 Assumed Annual Rates of Stock
                                Percentage of Total                              Price Appreciation for Option
                                Options Granted to                                           Term (2)
                    Options      Employees During      Exercise     Expiration   -----------------------------
      Name         Granted(1)      Fiscal Year           Price         Date           10%              5%
----------------   ----------   -------------------   -----------   ----------   --------------   ------------
                      (#)               (%)               ($)                         ($)             ($)
Joseph J. Lahti        --               --                --            --             --              --

Gary W. Griffin     25,000             10.1              8.50        11/03/09       134,000         339,000

Mark L. Yoseloff    20,000              8.1              8.50        11/03/09       107,000         271,000

(1) Annual option grants are typically made prior to the end of each fiscal year; however, in 1999 the options shown were granted on November 4, 1999, just after the close of fiscal 1999.
(2) The compounding assumes a ten-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, and continued employment of the option holder through the vesting period. The amounts reflected in this table may not necessarily be achieved.

      AGGREGATE OPTIONS EXERCISED IN THE FISCAL YEAR ENDED OCTOBER 31, 1999
                     AND OPTION VALUES AT OCTOBER 31, 1999

            The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's fiscal year ended October 31, 1999, and the number and value of options to purchase shares of Common Stock held as of October 31, 1999, by the executive officers named in the Summary Compensation Table:


                                                                                   Value of Unexercised
                      Number of                       Number of Options                 In-the-Money
                        Shares                       at October 31, 1999       Options at October 31, 1999(2)
                       Acquired       Value      ---------------------------   ------------------------------
    Name             on Exercise   Realized(1)   Exercisable   Unexercisable   Exercisable      Unexercisable
    ----             -----------   -----------   -----------   -------------   -----------      -------------
                         (#)           ($)            (#)           (#)            ($)               ($)

Joseph J. Lahti(3)       --           --         204,827        103,334         96,067           37,501

Gary W. Griffin          --           --          55,245         64,755         21,543           34,172

Mark L. Yoseloff         --           --          66,666         63,334         35,366           25,184

(1) Value Realized is the difference between the closing price per share on the date of exercise, and the option price per share, multiplied by the number of shares acquired upon exercise of the option.
(2) Value of Unexercised In-the-Money Options is the difference between the closing price per share of $8.875 at October 31, 1999, and the exercise price per share multiplied by the number of shares subject to options.
(3) A grant of 40,000 options to Mr. Lahti in fiscal 1996 included vesting limitations with regard to a loan advanced to Mr. Lahti, as discussed under "Certain Relationships and Related Party Transactions." Although the 40,000 options granted have met the time requirements of the vesting schedule, the exercise of these options remains restricted until the loan is repaid to the Company. These options are included as unexercisable at October 31, 1999.

                            COMPENSATION OF DIRECTORS

            The Board has elected to compensate outside directors with a one thousand dollar ($1,000) quarterly payment and with stock option grants pursuant to the Company's Outside Directors' Option Plan ("Director's Plan"). Each Director who is not an employee of the Company is entitled to receive an annual non-discretionary grant of options to purchase three thousand shares (3,000) of common stock after each annual meeting of shareholders. In addition, the Board can make discretionary grants to outside Directors under the Director's Plan. In January 2000, the Board made a discretionary grant under the Director's Plan of an option to purchase five thousand shares (5,000) of the Company's common stock to each of its outside Directors. The exercise price of the options is equal to the closing price of the Company's common stock on the date of grant. The options are immediately exercisable and expire the earlier of seven (7) years from the date of grant or thirty (30) days after leaving the Board.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

            The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, recommends on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

            It is the intention of the Committee to utilize a pay-for-performance compensation strategy that is directly related to achievement of the Company's financial performance and growth objectives. The primary elements of the executive compensation program are base salary, annual cash incentives based on performance, and long-term incentives in the form of stock options. These elements are designed to: (i) provide compensation opportunities that will allow the Company to attract and retain talented executive officers who are essential to the Company's success; (ii) provide compensation that rewards corporate performance and motivates the executive officers to achieve corporate strategic objectives; and (iii) align the interests of executive officers with the long-term interests of shareholders through stock-based awards.

BASE SALARY

            Base salaries of the Company's executive officers are intended to be competitive with the median base salaries paid by other corporations engaged in business similar to the Company, such as suppliers to the gaming industry. Base salaries are determined for executive officer positions using compensation surveys, taking into account variables such as geography, job comparability, size of each corporation and its industry. In addition to base salary, executive officers are eligible to participate in the Company's employee benefit plans on the same terms as other employees, except that executive officers cannot participate in the employee-wide profit sharing plan.

INCENTIVE COMPENSATION

            The purpose of the annual bonus program is to provide a short-term, direct financial incentive in the form of an annual cash bonus to executive officers if the Company achieves a targeted level of financial performance. Each executive officer is eligible to receive a cash bonus determined by a formula proposed by the Committee and approved by the Board of Directors. Incentive compensation is reviewed annually. No bonuses were paid to executive officers in fiscal 1999. The Committee may also provide cash bonus opportunities to executive officers based upon meeting specific operational objectives. Performance bonuses were earned by executives based on fiscal 1999 performance and paid in December 1999.

LONG-TERM INCENTIVES

            The 1993 Stock Option Plan is the basis of the Company's long-term incentive plan for executive officers and other key employees. The objective of this plan is to align executive officers' long-term interests with those of the shareholders by creating a direct incentive for executive officers to increase shareholder value. The option grants allow executive officers to purchase shares of Company stock at a price equal to the fair market value of the stock on the date of grant over a term of ten years. However, one third of the options granted to each of the executive officers in October 1998 was priced at 125% of the fair market value of the stock on the date of grant. The award of option grants is consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained.

CHIEF EXECUTIVE OFFICER COMPENSATION

            Mr. Lahti became Chief Executive Officer of the Company in June 1996, and has also served as its President since October 1995. Mr. Lahti began employment with the Company as its Chief Operating Officer and Executive Vice President in December 1993.

            Since Mr. Lahti joined the Company, revenues have grown from $554,000 for fiscal 1993 to $28,926,000 for fiscal 1999, while operating income increased from an operating loss of $1,217,000 for fiscal 1993 to operating income of $5,286,000 for fiscal 1999. Fiscal 1999 operating income is stated net of a $2.75 million charge related to the settlement of the Company's litigation with Mikohn Gaming Corporation's subsidiary Progressive Games, Inc. ("PGI"). The settlement included cross-licensing terms that will result in the Company receiving a total of $2.9 million from Mikohn over the next five years. In addition to settling the Mikohn/PGI lawsuit, Mr. Lahti also successfully executed agreements for the acquisition of Three Card Poker(R), a popular new specialty table game, the rights in the U.S. and Caribbean for Shuffle Master to distribute certain TCS Group products, and the licensing of Press Your Luck(R) for video slot game applications. With regard to the Company's core shuffler and table game product lines, placements (including sold, leased and licensed products) have shown strong growth over the past six years. The total of cumulative shufflers sold and shufflers currently on lease as of October 31, 1999, was in excess of 5,700 units, compared to 210 as of the end of fiscal 1993. Table games have increased by 822 units over the same period. During fiscal 1999, Mr. Lahti presided over the rollout of the ACE(TM) single deck shuffler and the development of the new continuous multi-deck King(TM) shuffler. To create additional revenue streams, the Company also began to invest in the development of a new hardware and software game system for slot machines. The system should provide game developers a more timely and cost effective means for game development and should allow casino operators greater flexibility in game purchasing decisions.

            Mr. Lahti's base salary was $236,250 for fiscal 1999. Mr. Lahti earned a bonus of $113,000 for fiscal 1999 as a result of the achievement of the financial performance objectives set by the Board. For fiscal 2000, Mr. Lahti's base salary will increase by 4% to $ 246,000. Additional terms of Mr. Lahti's compensation package remain under negotiation with the Board of Directors.

CONCLUSION

            The Committee believes that the executive compensation plan discussed in this Proxy Statement is consistent with the overall corporate strategy for continued growth in earnings and shareholder value.



                                        Thomas A. Sutton
                                        Patrick R. Cruzen
                                        MEMBERS OF THE COMPENSATION COMMITTEE



                             STOCK PERFORMANCE GRAPH

            The following graph compares the cumulative total shareholder return for the last five fiscal years, assuming $100 invested at October 31, 1994, with the reinvestment of all dividends, as if such amounts had been invested in: (i) the Company's Common Stock; (ii) the stocks included in the Russell 2000 Index; and (iii) the stocks of a peer group index. The Company has elected to compare an investment in its stock to a peer group index rather than a published industry index because it believes such peer group index includes companies whose businesses are more similar to that of the Company than any published index.

[LINE CHART]

                      10/31/94  10/31/95  10/31/96  10/31/97  10/31/98  10/31/99
Peer Group(1)          $100.00    $96.87   $129.93   $119.77    $56.18   $133.44
Russell 2000 Index     $100.00   $118.35   $138.00   $178.48   $157.34   $180.74
Shuffle Master, Inc.   $100.00   $148.48   $134.85    $95.45    $96.97   $107.58

(1) The peer group index is comprised of the following companies: Acres Gaming Incorporated; Alliance Gaming Corp.; Casino Data Systems; Mikohn Gaming Corporation; Paul-Son Gaming Corporation; Silicon Gaming Inc. (first publicly traded July 1996) and WMS Industries, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth the number of shares of Common Stock of the Company beneficially owned: (i) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
(ii) by each director; (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers as a group, as of March 1, 2000.





           Name and Address                      Shares Beneficially Owned (1)
                                                 ------------------------------
         of Beneficial Owner                        Number           Percent
--------------------------------------------     ------------      ------------

  John G. Breeding and Diane L. Breeding (2)        418,860          5.8%
     370 Rockridge Drive
     Sedona, Arizona  86336

  Joseph J. Lahti                                   237,128          3.2%
     10901 Valley View Road
     Eden Prairie, Minnesota 55344

  Mark L. Yoseloff (3)                              184,666          2.5%
     1106 Palms Airport Drive
     Las Vegas, Nevada 89119

  Gary W. Griffin                                    58,845            *
     10901 Valley View Road
     Eden Prairie, Minnesota 55344

  Thomas A. Sutton                                   38,000            *
     20330 Knightsbridge Road
     Shorewood, Minnesota 55331

  Patrick R. Cruzen                                  20,000            *
     6310 Maple Ridge Drive
     Excelsior, Minnesota 55331

  All directors and executive                       538,639          7.1%
     officers as a group (5 persons)

--------------------

*           Less than 1%

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them through the exercise of stock options, as of March 1, 2000, or within 60 days of such date, are treated as outstanding when determining the percent of the outstanding shares of Common Stock owned by the individual and when determining the percent owned by the group. Shares related to such stock options included in the table above are as follows: Joseph J. Lahti, 204,827 shares; Mark L. Yoseloff, 66,666 shares; Gary W. Griffin, 55,245 shares; Thomas A. Sutton, 32,000 shares; Patrick R. Cruzen, 20,000 shares; and all directors and executive officers as a group, 378,738 shares.

(2) The number of shares beneficially owned by John G. Breeding and Diane L. Breeding includes 62,667 shares subject to stock options exercisable within 60 days of March 1, 2000.

(3) The number of shares beneficially owned by Mark L. Yoseloff includes 43,200 shares to be issued under a certain transaction with the Company. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In October 1996, the Board of Directors of the Company approved a $300,000 loan to Mr. Lahti. These funds were advanced to Mr. Lahti in November 1996. The loan bears interest at seven percent, and is secured by 17,000 shares of Shuffle Master, Inc. Common Stock which were pledged as collateral. The note is further secured by a restriction on Mr. Lahti's vesting schedule under his October 1996 grant of 40,000 options. The restriction requires loan repayment before vested options can be exercised. As of October 31, 1999, the amount due including accrued interest was $363,000. The terms of the loan were modified to extend the due date to November 4, 2002 and provide that all accrued interest be paid on or before May 1, 2000.

            In March 1997, the Company purchased certain intellectual property from Dr. Yoseloff and a company owned by Dr. Yoseloff. The purchase price (the amount of which is the subject of a confidential treatment filing with the Securities and Exchange Commission) included amounts previously paid to such company for certain licensing rights and amounts previously paid to another company owned by Dr. Yoseloff. The balance of such purchase price is to be paid by the issuance of 108,000 shares of the Company's Common Stock which were valued at $8.75 per share, and cash payments (the amount of which is the subject of a confidential treatment filing with the Securities and Exchange Commission), both to be made equally over twenty (20) quarterly installments, beginning March 7, 1997. The Company has made all payments required to date under this agreement. There was no stated interest rate in the agreement. Interest was imputed for financial statement purposes at seven percent. Under the terms of this agreement, Dr. Yoseloff will receive additional payments (the amount of which is the subject of a confidential treatment filing with the Securities and Exchange Commission) for five years contingent on his continued employment with the Company.

            In a related but separate agreement, Dr. Yoseloff signed a five-year employment contract with the Company commencing August 1, 1997. Under the terms of the contract, Dr. Yoseloff will receive a minimum of $100,000 per year in salary for each of the five years following the beginning of his employment.

                      TERMINATION OF EMPLOYMENT ARRANGEMENT

            In fiscal 1997, the Company entered into a termination of employment arrangement with Mr. Lahti which, in the event of termination other than for cause, provides for payment of an amount equal to his then-current base salary over a one year period commencing on the date of termination. In fiscal 1998, the Company entered into a termination of employment arrangement with Mr. Griffin whereby Mr. Griffin will receive nine months of his then-current base salary in the event of a change of control of the Company.

                              INDEPENDENT AUDITORS

            Representatives of Deloitte & Touche LLP, the Company's independent auditors for the fiscal year ended October 31, 1999, will be present at the Annual Meeting. The Board of Directors expects to retain Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 31, 2000.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

            The rules of the Securities and Exchange Commission permit shareholders of the Company to present proposals for shareholder action in the Company's Proxy Statement. Shareholder proposals prepared in accordance with the proxy rules intended to be presented at the Company's 2000 Annual Meeting must be received by the Company on or before October 14, 2000.

                                 OTHER BUSINESS

            The Board of Directors of the Company does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business to come before the meeting.


                                        By Order of the Board of Directors,

                                        /s/ Gary W. Griffin

                                        Gary W. Griffin
Date: March 17, 2000                    SECRETARY

                              SHUFFLE MASTER, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                             FRIDAY, APRIL 14, 2000
                        10:00 A.M. PACIFIC DAYLIGHT TIME

                              SHUFFLE MASTER GAMING
                            1106 PALMS AIRPORT DRIVE
                                LAS VEGAS, NEVADA



SHUFFLE MASTER, INC.
1106 PALMS AIRPORT DRIVE, LAS VEGAS, NV 89119                              PROXY
--------------------------------------------------------------------------------

The undersigned hereby appoints Joseph J. Lahti and Mark L. Yoseloff, and each of them with full power of substitution, his or her proxies to represent and vote, as designated below, all of the shares of the Common Stock of Shuffle Master, Inc., registered in the name of the undersigned as of the close of business on March 1, 2000, with the powers the undersigned would possess if personally present at the Annual Meeting of Shareholders to be held on Friday, April 14, 2000, at Shuffle Master Gaming, 1106 Palms Airport Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Daylight Time, or at any adjournment thereof, hereby revoking any proxy or proxies previously given.



         (CONTINUED AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

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                                                   (CONTINUED FROM THE OTHER SIDE)

1. Election of directors: 01 Joseph J. Lahti   03 Thomas A. Sutton              [ ]  Vote FOR            [ ]  Vote WITHHELD
                          02 Mark L. Yoseloff  04 Patrick R. Cruzen                  all nominees             from all nominees
                                                                                     (except as marked)
THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES.
                                                                                ----------------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)
                                                                                ----------------------------------------------------

2. To adopt the Shareholder Proposal expected to be presented by Herman Jacobs. [ ] For            [ ] Against           [ ] Abstain

THE BOARD RECOMMENDS A VOTE AGAINST ADOPTION OF SUCH PROPOSAL.

3. In their discretion, the appointed Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR ALL NOMINEES AND AGAINST THE ADOPTION OF THE SHAREHOLDER PROPOSAL IN ITEM 2.
Address Change? Mark Box   [ ]   Indicate changes below:

                                                                                Dated ___________________________________, 2000

                                                                                ----------------------------------------------------


                                                                                ----------------------------------------------------

                                                                                Signature(s) in Box
                                                                                PLEASE DATE AND SIGN ABOVE exactly as your name
                                                                                appears at left, indicating where appropriate,
                                                                                official position or representative capacity.


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